EXHIBIT 23

                        TERMS AND CONDITIONS OF THE NOTES

     US$300,000,000 Fixed Rate Secured Bullet Notes due April 27, 2014 (the "NOTES"), of Scailex Corporation Ltd. ("ISSUER") are constituted by, are subject to, and have the benefit of, a trust deed dated October 28, 2009 (as amended or supplemented from time to time, the "TRUST DEED") between Issuer and Hermetic Trust (1975) Ltd. (the "TRUSTEE", which expression includes all Persons being trustee or trustees appointed under the Trust
     Deed).

     The Noteholders (as defined below) are bound by, and are deemed to have notice of, all the provisions of the Trust Deed applicable to them. Copies of the Trust Deed are available for inspection by Noteholders during normal business hours at the registered office for the time being of the Trustee, being at the date hereof 113 Hayarkon Street, Tel-Aviv, Israel (which, subject to change by notice to the Noteholders and Issuer after the Purchase Date, is the Specified Office of the Trustee (including in its capacity as Registrar).

1.   DEFINITIONS

     "APPLICABLE LAW" means all laws, rules and regulations of the State of Israel applicable to the Issuer and/or the Company and their Subsidiaries, the Licences, all regulations, binding resolutions of competent authorities and orders promulgated under any of the foregoing and any replacements to or amendments of any of the foregoing including, without limitations, with respect to the TACT (as defined below) and the Israeli Ministry of Communications.

     "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

     "BUSINESS DAY" means any day on which banks are open for business in the State of Israel and New York City.

     "CHANGE OF CONTROL" means, at any time, (i) Issuer shall cease to beneficially own at least 30% of the economic and voting interests in the Company; (ii) the Issuer shall cease to have the ability to appoint the majority of the members of the Board of Directors of the Company (excluding external directors); or (iii) Mr. Ilan Ben Dov shall cease to beneficially own and Control directly or indirectly the Issuer.

     "COMPANIES LAW" means the Israeli Companies Law 1999, as amended from time to time.

     "COMPANY" means Partner Communications Company Ltd., Registration Number 520044314.

     "CONTROL" means the ability to direct the business of a corporation. The holding of more than 50 per cent. of the voting rights or the ability to appoint the majority of the members of the Board of Directors of such corporation shall each be a conclusive evidence to the existence of Control.

     "DEBENTURE" shall have the meaning assigned to such term in the Placement Agreement.

     "DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

     "DISTRIBUTION" shall have the meaning assigned to the term in the Companies Law.

     "ESCROW AGREEMENT" means that certain escrow agreement by and between the Trustee, the Issuer and the Security Trustee in the form attached as SCHEDULE A to be executed by such parties as set forth in Section 4(o) (POST CLOSING COVENANT), as may be amended, supplemented or otherwise modified from time to time.

     "EVENT OF DEFAULT" means any one of the circumstances described in Condition 10 (EVENT OF DEFAULT).

     "FIXED CHARGE" means a fixed charge and an assignment by way of charge created under Israeli law that attaches to the assets covered thereby when the charge documentation is executed and filed with the appropriate authorities in the State of Israel.

     "INDEBTEDNESS" means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

     (a) moneys borrowed and debit balances at banks or other financial institutions;

     (b)  amounts raised by acceptance under any acceptance credit facility;

     (c) amounts raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

     (d) the amount of any liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

     (e) any counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or a financial institution;

     (f) any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) or are otherwise classified as borrowings under the accounting principles as applicable to the Issuer;

     (g) the amount of any undisputed liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 180 days;

     (h) amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;

     (i) any derivative transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

     (j) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

     "INTERESTED PARTY" shall have the meaning assigned to the term in the Israeli Securities Law 1968, as amended from time to time.

     "INVESTOR" shall have the meaning assigned to such term in the Placement Agreement.

     "ISSUE DOCUMENTS" the Placement Agreement, the Trust Deed, the Debenture, the Issuer Account Agreement, the Escrow Agreement (PROVIDED that the Escrow Agreement shall only become an Issue Document from and after the date upon which it will be executed by the parties thereto) and the Notes, including any Schedules, Annexes and Exhibits thereto, as may be amended, supplemented or otherwise modified from time to time.

     "ISSUER" means Scailex Corporation Ltd., Registration Number 52-003180-8.

     "ISSUER ACCOUNT AGREEMENT" means that certain issuer account agreement dated as of October 28, 2009 by and between the Issuer, the Trustee and HSBC Bank plc, as may be amended, supplemented or otherwise modified from time to time.

     "LICENCES" means the licences held or required to be held by the Company or any Subsidiary thereof for the purposes of any communication businesses including, without limitations, the licence dated 7 April, 1998 (and terminating on 1 February 2022) granted to the Company by the Ministry of Communications for providing mobile radio telephone services using the cellular method, as has been, and in the future may be, amended from time to time.

     "MATERIAL ADVERSE EFFECT" means any event, occurrence or development having a material adverse effect on: (a) the business, financial condition or results of operations of the Company or the Issuer; (b) the ability of the Issuer to perform its obligations under the Notes or the other Issue Documents; (c) the validity or enforceability of, or the effectiveness or ranking of the Debenture or the rights or remedies of the Trustee or the Noteholders under any of the other Issue Documents; or (d) the Issuer as a result of any relevant change of law, regulation, licence, permit, approval, or other regulatory matter that could affect the ability to perform its obligations under the Notes or the other Issue Documents; PROVIDED, HOWEVER, that an adverse effect on the business of the Company or the Issuer pursuant to clause (a) above that results from any one or more of the following shall not constitute a "Material Adverse Effect" and shall not be considered in determining whether a "Material Adverse Effect" has occurred: (i) changes in political conditions in general; or (ii) any natural disaster or any acts in the State of Israel of massive military action or war (whether or not declared), and other acts of hostility of similar nature and magnitude, whether or not occurring or commenced before or after the date hereof.

     "PERSON" means any individual, company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organisation or government or any agency or political subdivision thereof.

     "PLACEMENT AGREEMENT" means the placement agreement entered into by the Investor and the Issuer on or about October 28, 2009 as may be amended, supplemented or otherwise modified from time to time.

     "PURCHASE DATE" means, the Closing Date as defined in the SPA.

     "SECURITY INTEREST" means any mortgage, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

     "SECURITY TRUSTEE" shall have the meaning assigned to such term in the Trust Deed.

     "SHARES" means ordinary shares of the Company with par value of NIS 0.01 each.

     "SUBSIDIARY" shall have the meaning assigned to such term in the Placement Agreement.

     ADDITIONAL DEFINITIONS. Any capitalized terms herein not otherwise defined shall have the meaning assigned thereto in the other Issue Documents or, if such terms are not defined in any other Issue Document, they shall have the meaning assigned thereto in the SPA, in each case unless the context otherwise requires.

2.   FORM, DENOMINATION AND STATUS

     (a) FORM AND DENOMINATION: The Notes are in registered form in the minimum denominations of US$100,000.

     (b) STATUS OF THE NOTES: The Notes constitute direct, general and unconditional obligations of the Issuer which will at all times rank PARI PASSU among themselves.

          The Notes will be secured by the Debenture. The Debenture will be granted to the Trustee for the benefit of the Noteholders, the Trustee and the Security Trustee. The Notes will, as a result of the Debenture rank, senior to all existing and future Indebtedness of the Issuer in respect of the Shares pledged under the Debenture.

3.   REGISTER, TITLE AND TRANSFERS

     (a) REGISTER: The Registrar will maintain a register (the "REGISTER") in respect of the Notes in accordance with the provisions of the Trust Deed. In these Conditions, the "HOLDER" of a Note means the Person in whose name such Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and "NOTEHOLDER" shall be construed accordingly. A certificate (each, a "CERTIFICATE") will be issued to each Noteholder in respect of its registered holding. Each Certificate will be numbered serially with an identifying number which will be recorded in the Register, and shall be made in English.

     (b) TITLE: The Holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Certificate) and no Person shall be liable for so treating such Holder.

     (c) TRANSFERS: The Notes shall be freely transferable subject to limitations, if any, pursuant to Section 15 of the Israeli Securities Law, 1968 (as may be amended, supplemented or modified from time to time).

4.   CERTAIN COVENANTS

     (a) NEGATIVE PLEDGE: The Issuer shall not incur or suffer to exist any Security Interest (including by way of a floating charge) upon the Shares pledged under the Debenture.

     (b) IMPAIRMENT OF DEBENTURE: The Issuer shall not take or omit to take any action which could adversely affect the validity or enforceability of, or the effectiveness or ranking of, the Debenture.

     (c) DILUTION OF SHARES AND OTHER EQUITY INTERESTS: The Issuer shall exercise its Control over the Company to prevent the Company from issuing any Shares or other equity interests in the Company or securities convertible into Shares or into such other equity interests in the Company to any Interested Party of the Company except for bonus shares.

     (d)  CONDUCT OF BUSINESS:

          The Issuer shall conduct its business in a proper manner, amongst other things, maintain and exercise its Control over the Company to maintain in all material respects the terms of the Licences and act in all material respects in each case in accordance with, or as required by:

          (A)  Applicable Law; and

          (B)  its constitutive documents;

          The Issuer shall perform in all material respects its obligations under and comply in all material respects with the terms of the Issue Documents.

     (e) MERGER: Neither the Issuer nor the Company shall merge into any other Person, unless (x) the Issuer or the Company, as applicable, shall be the surviving entity of such merger and, (y) in the case of a merger between the Issuer and the Company, the prior written approval of Noteholders holding 75% of the Principal Amount Outstanding shall have been obtained with respect to such merger and the alternative and/or additional security to be granted to the Noteholders.

     (f) NO AMENDMENT LIMITATIONs: The Issuer will not limit nor will it agree, consent, accept or otherwise allow any Person to limit its ability or discretion to amend, supplement or otherwise modify the Issue Documents, except (i) the limitations under the Issue Documents; and
          (ii) a limitation in favour of Bank Leumi le-Israel B.M. ("BLL") and Bank Mizrahi Tefahot Ltd. ("BMT") given as part of the financing obtained by the Issuer on or before the Purchase Date to finance the purchase of the Shares under the SPA (the "BANK ACQUISITION FINANCING") and additionally a limitation in favour of BMT as part of the financing obtained by the Issuer on or before the Purchase Date to finance its working capital and foreign trade (the "WORKING CAPITAL AND FOREIGN TRADE FINANCING"), provided that, in each case, such limitation will only limit the Issuer's discretion if such amendment will materially and adversely affect the rights of such banks under the Bank Acquisition Financing or Working Capital and Foreign Trade Financing.

     (g) REPORTS AND NOTIFICATIONS: The Issuer shall furnish within the periods specified below (together with a translation to English, if the original information was in Hebrew) to the Trustee:

               (i) as soon as practicable and not later than five Business Days after so becoming aware, details of any event or circumstances that could reasonably be expected to constitute an Event of Default;

               (ii) as soon as practicable after their date of publication and in the case of annual financial statements in any event no later than 105 days after the end of each financial year, two copies in the English language of the Issuer's periodic report, including its annual consolidated balance sheet and consolidated profit and loss account and of every balance sheet, profit and loss account, report or other notice, statement or circular issued (or which under any legal or contractual obligation should be issued) to the members or holders of debentures or creditors (or any class of them) of the Issuer in their capacity as such at the time of the actual (or legally or contractually required) issue or publication thereof; and

               (iii) as soon as practicable after their date of publication and in any event no later than 75 days after the end of each financial quarter, two copies in the English language of the Issuer's financial statements, including its quarterly consolidated balance sheet and consolidated profit and loss account together with a certificate executed by the chief financial officer of the Issuer specifying the amount of the Other Secured Indebtedness as of the last day of each such quarter.

     (h) FURTHER ASSURANCES. The Issuer shall promptly execute any further instruments and take further reasonable action as the Trustee or the Noteholders request in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Issue Documents or the performance of its respective obligations under the Issue Documents.

     (i) LIMITATIONS ON INDEBTEDNESS. The Issuer shall not create, incur, assume, or be liable for any of the following:

          (a) any Indebtedness secured in whole or in part, directly or indirectly, by Shares or any other equity interests in the Company ("INDEBTEDNESS SECURED BY SHARES") in excess of NIS 4.05 billion (or the equivalent thereof in any other currency) and/or any Indebtedness Secured by Shares excluding any Indebtedness under the Issue Documents ("OTHER SECURED INDEBTEDNESS") in excess of NIS 2.9 billion (or the equivalent thereof in any other currency), in each case, subject to Sections 4(i)(e) and (f) below;

          (b) any Indebtedness Secured by Shares at any time that the aggregate amount of Other Secured Indebtedness is equal to or less than NIS
               2.9 billion (or the equivalent thereof in any other currency), other than (i) refinancing of existing Other Secured Indebtedness in an aggregate amount not to exceed the outstanding balance of such existing Other Secured Indebtedness immediately prior to such refinancing or (ii) as set forth in Section 4(i)(c) below, but in any case, subject to Sections 4(i)(e) and (f) below;

          (c) any Indebtedness Secured by Shares at any time that the aggregate amount of the Other Secured Indebtedness is less than NIS 2.9 billion (or the equivalent thereof in any other currency), except:

               (A) if the aggregate amount of the Other Secured Indebtedness is less than NIS 1.45 billion (or the equivalent thereof in any other currency), then the Issuer may incur additional Indebtedness Secured by Shares in an amount which, together with the aggregate amount of all Other Secured Indebtedness, does not exceed NIS 1.45 billion; PROVIDED that the proceeds of such additional Indebtedness Secured by Shares are used solely for investment in new telecommunications businesses of the Issuer, or if not then the ratio of such additional Indebtedness Secured by Shares over the aggregate number of Shares securing such additional Indebtedness Secured by Shares does not exceed a ratio equal to the aggregate principal amount of Indebtedness then outstanding under the Issue Documents over the aggregate number of Shares pledged under the Debenture; and

               (B) if the aggregate amount of the Other Secured Indebtedness is less than NIS 2.9 billion and greater than NIS 1.45 billion (in each case or the equivalent thereof in any other currency), then the Issuer may incur additional Indebtedness Secured by Shares in an amount which, together with the aggregate amount of all Other Secured Indebtedness, does not exceed NIS 2.9 billion; PROVIDED that the proceeds of such additional Indebtedness Secured by Shares are used solely for investment in new telecommunications businesses of the Issuer and any principal payments under such additional Indebtedness Secured by Shares, whether by way of scheduled amortization or prepayments or otherwise, shall not be made until after all outstanding due amounts under the Issue Documents shall have been paid in full.

          (d) For the avoidance of any doubt, the ability to incur additional Indebtedness Secured by Shares pursuant to Section 4(i)(b) and
               (c) above, shall not include the creation of any Security Interests on any Shares pledged under the Debenture, which Shares shall remain unencumbered as set forth in Section 4(a) above (except under the Debenture).

          (e) The amounts set forth in Sections 4(i)(a), (b) and (c) above are based on the amount of Shares and other equity interests in the Company owned by the Issuer on the Purchase Date and accordingly if and to the extent the amount of Shares and other equity interests in the Company owned by the Issuer shall be reduced at any time after the Purchase Date, then the amounts set forth in Sections 4(i)(a), (b) and (c) above shall be reduced accordingly, except as set forth in Section 4(i)(f) below.

          (f) So long as the Bank Acquisition Financing (as defined in Section 4(f)) remains outstanding, if the Issuer sells Shares owned by it without reducing such Bank Acquisition Financing, then no adjustment will be required to be made pursuant to Section 4(i)(e) above, but the amounts set forth in Sections 4(i)(a), (b) and (c) above shall be reduced by the aggregate principal amounts repaid on account of such Bank Acquisition Financing from the date hereof to such relevant date (it being understood that after repayment of such Bank Acquisition Financing (including, without limitation, by way of refinancing) the exception in this Section 4(i)(f) shall be cancelled and all adjustments will be made as set forth in Section 4(i)(e) above).

          (j) LISTING. The Issuer shall (i) take all necessary and advisable steps to maintain the registration of the Notes for trading on the TACT (Tel-Aviv Continuous Trading) Institutional Board of the Tel Aviv Stock Exchange ("TACT"), (ii) receive all necessary Authorisations required for maintaining the registration of the Notes for trading on the TACT, and (iii) pay all required fees, costs and expenses in connection with the registration and maintenance of the Notes for trading on the TACT, in each case until none of the Notes is outstanding.

          (k) ADDITIONAL COLLATERAL. In any event that the Company shall pay any dividend or make any other Distribution, direct or indirect, in cash or in kind, which requires court approval pursuant to
               Section 303 of the Companies Law (including any succeeding provision), or which is not paid or made out of "profits" as defined in Section 302(b) of the Companies Law (including any succeeding provision) (in each case, an "EXCESS DISTRIBUTION"), then in each such case the Issuer shall, within five Business Days, pledge in favour of the Trustee for the benefit of the Noteholders additional Shares ("ADDITIONAL SHARES") in an amount which is the product of the following formula:

               Number of Additional Shares = (X *  Y  ) - X
                                                 -----
                                                 Y - X

               For purposes of the above calculation, the following definitions shall apply:

               "X" = number of Shares pledged under the Debenture on the date in which entitlement to proceeds of the relevant Excess Distribution pursuant to Section 182(a) of the Companies Law (including any succeeding provision) is determined (the "DISTRIBUTION RECORD DATE");

               "Y" = the average closing market price on the Tel Aviv Stock Exchange of one Share during the five trading days immediately prior to the Distribution Record Date multiplied by the total number of the Shares then issued and outstanding (excluding dormant Shares, options, and other securities convertible into Shares);

               "Z" = amount of the relevant Excess Distribution.

               Should the number of Additional Shares at any time comprise of fractional Shares, then in each such case the number of Additional Shares shall be rounded up to the nearest whole number.

               If the Excess Distribution is made in any currency other than New Israeli Shekels ("NIS"), then for purposes of this Section 4(k) the amount of the Excess Distribution shall reflect the NIS equivalent thereof according to the representative rate of exchange published by the Bank of Israel on the Distribution Record Date of the relevant Excess Distribution (and if such representative rate is not published on such Distribution Record Date, then the last known representative rate of exchange published by the Bank of Israel prior to such Distribution Record Date shall apply).

               For purposes of this Section 4(k), the value of any Excess Distribution made in kind shall be appraised by an accounting firm that is the local Israeli representative of one of the "big four" accounting firms.

               The Issuer shall, within five Business Days of the relevant Excess Distribution, pledge the Additional Shares, free and clear of any Security Interest, by way of a first ranking Fixed Charge to the Trustee for the benefit of the Noteholders pursuant to a debenture on substantially similar terms and conditions to the Debenture executed on the Purchase Date (provided that (x) if at such time any Shares pledged under the Debenture shall be registered in the Company's shareholder registry in the name of the Security Trustee, then the Additional Shares shall also be registered by the Issuer in the Company's shareholder registry in the name of the Security Trustee at the time of creation of such pledge and the Escrow Agreement shall govern such Additional Shares; and (y) if at such time any Shares pledged under the Debenture are registered in the name of the Issuer, then at the time of creation of such pledge the Issuer shall (1) deposit with the Trustee an original share certificate evidencing such Additional Shares and a share transfer deed in respect of such Additional Shares duly executed by the Issuer as transferor; and
               (2) deliver to the Trustee irrevocable instructions (in the form attached as Schedule A to the Debenture) in original form and duly executed by the Issuer and acknowledged by the Company (in addition to all other deliverables pursuant to Section 3A of the Trust Deed)). Upon the pledge of any Additional Shares in accordance with this Section 4(k), such Additional Shares shall be deemed to be Shares pledged under the Debenture, and the debenture evidencing the pledge of such Additional Shares shall be deemed to be part of the Debenture and the Issue Documents.

               To the extent that prior to making any Excess Distribution, the Issuer shall reasonably determine that it has a sufficient amount of Unrestricted Shares (as defined in Section 4(n)) reserved for the benefit of BLL and BMT under the Bank Acquisition Financing, then all Additional Shares pledged in favour of the Trustee for the benefit of the Noteholders shall constitute Unrestricted Shares. To the extent that prior to making any Excess Distribution, the Issuer shall reasonably determine that it does not have a sufficient amount of Unrestricted Shares reserved for the benefit of BLL and BMT under the Bank Acquisition Financing, then (A) the amount of Additional Shares pledged in favour of the Trustee for the benefit of the Noteholders which shall constitute Unrestricted Shares will be equal to the amount of Unrestricted Shares owned by the Issuer at such time minus the minimum amount of Unrestricted Shares required to be reserved for the benefit of BLL and BMT under the definitive documentation pertaining to the Bank Acquisition Financing as at the Purchase Date; and (B) all remaining Additional Shares pledged in favour of the Trustee for the benefit of the Noteholders shall be Restricted Shares (which for purposes hereof will mean Shares constituting only part of the "Minimum Founding Shareholders Shares" and/or "Minimum Founding Shareholders Holding" within the meaning of such terms in the Company's Articles of Association and Section 22A of the Company General Licence for the provision of Mobile Radio Telephone Services using the Cellular Method in Israel dated April 7, 1998, and the permit issued by the Ministry of Communications dated April 7, 1998, in each case, as may be amended, supplemented or otherwise modified from time to time) ("RESTRICTED SHARES"). For purposes hereof, the term a "sufficient amount of Unrestricted Shares required to be reserved for the benefit of BLL and BMT under the Bank Acquisition Financing" shall mean the minimum amount of Unrestricted Shares required to be reserved for the benefit of BLL and BMT under the definitive documentation pertaining to the Bank Acquisition Financing as at the Purchase Date. It is further agreed that in relation to any Restricted Shares pledged in favour of the Trustee for the benefit of the Noteholders the provisions of
               Section 4(r) (SHARE SUBSTITUTION) below shall apply. In all other cases, all Additional Shares pledged in favour of the Trustee for the benefit of the Noteholders shall constitute Unrestricted Shares (as defined in Section 4(n)). Upon the earlier of (i) repayment or prepayment of the Bank Acquisition Financing in full or (ii) release of the Shares reserved for the benefit of BLL and BMT under the definitive documentation pertaining to the Bank Acquisition Financing in such quantity as will allow the pledge of Additional Shares or a portion thereof to consist of Unrestricted Shares, then the Issuer shall promptly cause all Shares or the maximum amount of Shares pledged under the Debenture, including all Additional Shares, to solely consist of Unrestricted Shares.

               Prior to making any Excess Distribution, the Issuer undertakes:
               (i) to reserve a sufficient amount of unencumbered Unrestricted Shares and Restricted Shares for purposes of meeting its obligations to allocate and pledge Additional Shares to the Noteholders pursuant to this Section 4(k); and (ii) if any of the obligations of the Issuer pursuant to this Section 4(k) (including, without limitation, the pledge of the Additional Shares in favour of the Trustee for the benefit of the Noteholders and the registration of the Additional Shares in the Company's shareholder registry in the name of Security Trustee (except that in relation to the registration of Additional Shares in the name of the Security Trustee, only to the extent that prior to such time any Shares pledged under the Debenture shall have been registered in the Company's shareholders registry in the name of the Security Trustee)) will require Authorisation from any Person (including, without limitation, the Israeli Minister of Communications), then prior to making any Excess Distribution the Issuer will obtain all required Authorisations in form and substance satisfactory to the Trustee (provided that the Trustee may only consent to any terms and conditions included in any Authorisation if directed to consent by an Extraordinary Resolution or a Written Resolution of the Noteholders duly passed in accordance with the Trust Deed). It is hereby clarified that to the extent that prior to making any Excess Distribution the Israeli Minister of Communications has given the MOC Approval (as defined in Section 4(o)(i) below) in form and substance reasonably satisfactory to the Investor, then if the approval given by the Israeli Minister of Communications pursuant to this
               Section 4(k) is upon substantially similar terms and conditions the Noteholders will not object to such terms and conditions.

               For the avoidance of doubt, it is hereby made clear that the Issuer's undertaking under this Section 4(k) to obtain all required Authorisations solely with respect to the registration of the Additional Shares in the Company's shareholder registry in the name of the Security Trustee is made on a "best efforts basis", and accordingly, the Issuer does not undertake nor guarantee that the Israeli Minister of Communications shall approve such registration, and to the extent that such approval is not granted, notwithstanding the Issuer's best efforts under this Section 4(k), the Issuer shall not be deemed to have breached this Section 4(k). Notwithstanding anything in the Issue Documents to the contrary, to the extent that at any time certain Shares pledged under the Debenture shall be registered in the Company's shareholders registry in the name of the Security Trustee (subject to the prior receipt of the MOC Approval) while other Shares pledged under the Debenture shall be registered in the name of the Issuer, than all the provisions of the Issue Documents applicable to each portion of such Shares shall remain unchanged and continue to apply, MUTATIS MUTANDIS, with respect to each such portion of Shares.

          (l) STAMP DUTIES. The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable in the State of Israel upon or in connection with the creation and issue of the Notes and the execution of the other Issue Documents.

          (m) ENTRY INTO OR AMENDMENT OF BANK FINANCING OR OTHER AGREEMENTS. The Issuer will not enter into any agreement, instrument, commitment or other document nor will it amend, supplement or otherwise modify any agreement, instrument, commitment or other document, in each case whether entered into prior to the date hereof or thereafter (including, without limitation, the Bank Acquisition Financing, the Working Capital and Foreign Trade Financing and the terms and conditions of the bonds and other securities issued by the Issuer), if such agreement, instrument, commitment or other document (or any amendment, supplement or other modification): (i) will materially and adversely affect the rights of the Noteholders and Trustee under the Issue Documents; and/or (ii) will limit or otherwise restrict the ability of the Issuer to fully and timely perform its obligations and covenants under the Issue Documents (including, without limitation, in relation to the redemption of the Notes as contemplated herein).

          (n) UNRESTRICTED SHARES. The Issuer confirms and undertakes that (i) all Shares pledged under the Debenture (including, without limitation, any Additional Shares (subject to the provisions of Section 4(k) above in relation to such Additional Shares) and any Replacement Shares) will at all times be unrestricted Shares and will not constitute, be classified as or otherwise be counted as part of the "Minimum Founding Shareholders Shares" and/or "Minimum Founding Shareholders Holding" and/or "Minimum Israeli Holding Shares" and/or "Minimum Israeli Holding" within the meaning of all such terms in the Company's Articles of Association and Section 22A of the Company General Licence for the provision of Mobile Radio Telephone Services using the Cellular Method in Israel dated April 7, 1998, and the permit issued by the Ministry of Communications dated April 7, 1998, in each case, as may be amended, supplemented or otherwise modified from time to time ("UNRESTRICTED SHARES"); and (ii) all Shares pledged under the Debenture (including, without limitation, any Additional Shares and Replacement Shares) will at all times be in certificate form and registered in the Company's shareholder registry in the name of the Issuer (unless transferred to the name of the Security Trustee pursuant to Section 4(o)).

          (o) POST CLOSING COVENANT. The Issuer undertakes that (i) promptly after the Purchase Date, and in any event within 14 days after the Purchase Date, it shall cause the Company to, and will where required itself, apply to the Israeli Minister of Communications in order to obtain, as soon as possible after the Purchase Date, his approval (including, without limitation, as required under the Licences) to (a) the registration of the Shares pledged under the Debenture in the Company's shareholder registry in the name of the Security Trustee, (b) the execution of and entry into the Escrow Agreement by the Issuer, the Security Trustee and the Trustee, (c) the termination of the Proxy and the Instructions Letter (each as defined under the Escrow Agreement) upon the terms and conditions set forth in the Escrow Agreement (and without requirement of further approval from the Israeli Minister of Communications upon or prior to such termination), and (d) the realisation of the Security Interest in the Shares pledged under the Debenture upon the terms and conditions set forth in the Issue Documents (the "MOC APPROVAL"); (ii) all applications, correspondence and communications (whether written or verbal) concerning the MOC Approval shall be coordinated in advance with the Investor and its advisors and shall be subject to its prior consent (which shall not be unreasonably withheld); (iii) the Investor (or anyone nominated by it for such purpose) shall be invited to participate in all meetings and discussions concerning the MOC Approval (such notice to be given a reasonable time in advance); (iv) the Issuer will use its best efforts (including, without limitation, promptly provide all information and materials requested by the Israeli Ministry of Communications) and take all actions with a view to procuring that the Israeli Minister of Communications will grant the MOC Approval as soon as possible after the Purchase Date (the Issuer hereby acknowledges that a period of 8 weeks after the Purchase Date is a reasonable and possible duration, however such acknowledgement does not constitute an undertaking of the Issuer to obtain the MOC Approval within 8 weeks), such approval (if granted) to be in form and substance (including any conditions imposed) reasonably satisfactory to the Investor and the Issuer; (v) to the extent the MOC Approval granted by the Israeli Minister of Communications as set forth in sub-section (iv) above shall require the Company to take any action or the Israeli Ministry of Communications will condition the granting of the MOC Approval upon the Company taking any action (including, without limitation, amending any Licence or the Company's Articles of Association), then the Issuer shall exercise its Control over the Company to cause the Company to promptly comply with any such requirements, and to the extent any such action shall require the approval of the shareholders of the Company, the Issuer will exercise its Control over the Company to cause it to promptly convene such meeting (and in any event no later than within 8 weeks after the earlier of (1) the date the MOC Approval is granted and (2) the date on which the Israeli Minister of Communications (or anyone of his behalf) first informs the Company or its advisors in writing of any such requirement or condition) and the Issuer further undertakes that it will attend such meeting and vote by virtue of all Shares owned by it at that time in favour of any such resolution; (vi) to the extent the MOC Approval granted by the Israeli Minister of Communications as set forth in sub-section (iv) above shall require the Issuer to take any action, then the Issuer shall promptly (and in any event within the period specified in sub-section (v) above) take such action so as to comply with any such requirements; (vii) promptly after the grant of the MOC Approval by the Israeli Minister of Communications as set forth in sub-section (iv) above (and in any event no later than five Business Days thereafter), the Issuer, the Trustee and the Security Trustee shall execute and deliver the Escrow Agreement and shall perform or procure that the Company will perform all actions required by them to be performed pursuant to Section 2 of the Escrow Agreement or to give effect to the provisions thereof, including, without limitation, the transfer and registration of all Shares pledged under the Debenture in the Company's shareholder register in the name of the Security Trustee. For the avoidance of doubt, it is hereby made clear that the Issuer's covenants under Section 4(o)(iv) and with respect to the adoption of any resolution required by the Company under Section 4(o)(v) are made on a "best efforts basis", and accordingly, (x) the Issuer does not undertake nor guarantee that the MOC Approval shall be granted or that the Company's resolution shall be adopted, and (y) the Issuer will continue to use its best efforts until the MOC Approval is granted irrespective of whether the 8-week period specified in Section 4(o)(iv) above has expired, unless the Israeli Ministry of Communications shall have delivered to the Issuer a conclusive unconditional notification in writing that it will not grant the MOC Approval, and (z) to the extent that such approval is not granted, notwithstanding the Issuer's best efforts under Section 4(o)(iv) and compliance with any and all of its other obligations under this Section 4(o) (including, without limitation, its obligation to convene a shareholders meeting of the Company and vote by virtue of all Shares owned by it at that time in favour of any required resolution) the Issuer shall not be deemed to have breached this Section 4(o).

          (p) NO DELISTING. The Issuer shall not (i) make or institute any tender offer if as a result of such tender offer the Shares will be delisted from both the Tel-Aviv Stock Exchange and NASDAQ;
               (ii) accept any tender offer in relation to the Shares pledged under the Debenture; and (iii) accept any tender offer in relation to any Shares owned by it if as a result of such tender offer the Shares will be delisted from both the Tel-Aviv Stock Exchange and NASDAQ or a Change of Control will occur.

          (q) VOTING COVENANT. If a Default or an Event of Default shall have occurred and be continuing, the Issuer undertakes to attend or validly appoint its proxy to attend any meeting of the shareholders of the Company and vote by virtue of all of the Shares owned by it against the adoption of any resolution in any of the following matters: (a) issuance of Shares or other equity interests in the Company or securities convertible into Shares or other equity interests in the Company (including, without limitation, increasing the registered capital of the Company);
               (b) sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; (c) merger, split or other structural change in or of the Company; (d) any transaction involving an Interested Party; (e) amendment, supplement or other modification of the organizational documents of the Company; or (f) any matter which is prejudicial to the rights of the Noteholders as creditors of the Issuer with respect of the Shares pledged under the Debenture. The provisions of this
               Section 4(q) shall supersede and prevail over the provisions of Sections 4(c) and (e).

          (r) SHARE SUBSTITUTION. In the event that any of the Additional Shares pledged to the Trustee for the benefit of the Noteholders pursuant to Section 4(k) (ADDITIONAL COLLATERAL) shall constitute Restricted Shares, then from the earlier of (i) repayment or prepayment of the Bank Acquisition Financing in full or (ii) release of the Shares reserved for the benefit of BLL and BMT under the definitive documentation pertaining to the Bank Acquisition Financing in such quantity as will allow the pledge of Replacement Shares (as defined below) consisting of Unrestricted Shares or a portion thereof, the Issuer shall, upon the written request of the Trustee (which may be exercised from time to time at the discretion of the Trustee), pledge Shares ("REPLACEMENT SHARES"), free and clear of any Security Interest, by way of a first ranking Fixed Charge to the Trustee for the benefit of the Noteholders which shall constitute Unrestricted Shares, in an aggregate amount equal to the aggregate amount of Restricted Shares pledged to the Trustee for the benefit of the Noteholders at such time (i.e., on a one for one basis). After the registration of the pledge of the Replacement Shares to the Trustee for the benefit of the Noteholders at the Israeli Companies Registrar (and meeting all other obligations in connection with such pledge), then the Trustee shall provide the Issuer with a release of the Restricted Shares being replaced by the Replacement Shares. At the request of the Trustee, the Issuer shall promptly provide the Trustee with all information reasonably requested in connection with the financial condition of the Issuer at such time.

               Any pledge of Replacement Shares to the Trustee for the benefit of the Noteholders shall be made pursuant to a debenture on substantially similar terms and conditions to the Debenture executed on the Purchase Date (provided that (x) if at such time any Shares pledged under the Debenture shall be registered in the Company's shareholder registry in the name of the Security Trustee, then the Replacement Shares shall also be registered by the Issuer in the Company's shareholder registry in the name of the Security Trustee at the time of creation of such pledge and the Escrow Agreement shall govern such Replacement Shares; and
               (y) if at such time any Shares pledged under the Debenture are registered in the name of the Issuer, then at the time of creation of such pledge the Issuer shall (1) deposit with the Trustee an original share certificate or certificates (as requested by the Trustee) evidencing such Replacement Shares and a share transfer deed in respect of such Replacement Shares duly executed by the Issuer as transferor; and (2) deliver to the Trustee irrevocable instructions (in the form attached as Schedule A to the Debenture) in original form and duly executed by the Issuer and acknowledged by the Company (in addition to all other deliverables pursuant to Section 3A of the Trust Deed)).

               If any of the obligations of the Issuer pursuant to this Section 4(r) (including, without limitation, the pledge of the Replacement Shares in favour of the Trustee for the benefit of the Noteholders and the registration of the Replacement Shares in the Company's shareholder registry in the name of Security Trustee (except that in relation to the registration of Replacement Shares in the name of the Security Trustee, only to the extent that prior to such time any Shares pledged under the Debenture shall have been registered in the Company's shareholders registry in the name of the Security Trustee)) will require Authorisation from any Person (including, without limitation, the Israeli Minister of Communications), then the Issuer shall promptly take any and all actions to obtain such Authorisations and the provisions of Section 4(k) in relation to such Authorisations shall apply MUTATIS MUTANDIS.

               Upon the pledge of any Replacement Shares to the Trustee for the benefit of the Noteholders in accordance with this Section 4(r), such Replacement Shares shall be deemed to be Shares pledged under the Debenture, and the debenture evidencing the pledge of such Replacement Shares shall be deemed to be part of the Debenture and the Issue Documents.

          (s) NO INDEBTEDNESS TOWARDS COMPANY. The Issuer hereby undertakes that it will not create, incur, assume, or be liable for any Indebtedness towards the Company and/or any of its Subsidiaries, other than in the event that the Company and/or each such Subsidiary shall have explicitly waived any right of set-off or lien against the Issuer in connection with any rights of the Issuer to receive payments on account of the Shares pledged under the Debenture.

     5.   INTEREST

          (a) ACCRUAL OF INTEREST: The Notes bear interest from the Purchase Date on their principal amount outstanding, payable semi-annually commencing six months after the Purchase Date (each, an "INTEREST PAYMENT DATE") (each payment to be made as set forth in Section 8 (PAYMENTS) below); PROVIDED, however, that, if any Interest Payment Date would occur on a date which is not a Business Day, then the interest payable on such Interest Payment Date will be paid on the next Business Day (and, for the avoidance of doubt, no change shall be made in the Record Date (as defined below) as a result of such delayed payment). Each period beginning on (and including) the Purchase Date or any Interest Payment Date and ending on (but excluding) the next Interest Payment Date is herein called an "INTEREST PERIOD". The Interest Payment Date shall initially fall on April 28, 2010 ("INITIAL PAYMENT DATE"), and thereafter on October 28, 2010, April 28, 2011, October 28, 2011, April 28, 2012, October 28, 2012, April 28, 2013, October
               28, 2013 and April 27, 2014. On the Initial Payment Date the interest payable to the Noteholders shall be US$3,040,500

               Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 5 and Condition 6 (both before and after judgment) until the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder.

          (b) RATE OF INTEREST: The rate of interest applicable to the Notes (the "RATE OF INTEREST") shall be 2.027% per annum.

          (c) CALCULATION OF INTEREST AMOUNT: the amount of interest (the "INTEREST AMOUNT") payable in respect of each Note for any Interest Period will be calculated by applying the Rate of Interest for such Interest Period (i.e., 1.0135% for each 6 month period) to the outstanding principal amount of the Notes, provided, however, if interest is to be calculated for a period not ending on an Interest Payment Date, it shall be calculated by applying the Rate of Interest to the relevant amount and multiplying the product by the actual number of days in the period from and including the date from which interest begins to accrue to but excluding the date on which it falls due divided by 365, rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

     6.   DEFAULT INTEREST

          (a) DEFAULT INTEREST: Upon the occurrence of an Event of Default or in the case of any late payment of any amount, a Default, interest ("DEFAULT INTEREST") shall accrue on the outstanding principal amount under the Notes (both before and after judgment) at a rate which is 6% per annum higher than the Rate of Interest, until such Event of Default or Default, as the case may be, shall have been cured to the full satisfaction of the Trustee and the Noteholders.

          (b) DEFAULT INTEREST CALCULATION: The amount of Default Interest payable in respect of each Note for any Interest Period, or any other period, shall be calculated on the basis described in Condition 5(c) (CALCULATION OF INTEREST AMOUNT).

     7.   REDEMPTION AND PURCHASE

          (a) SCHEDULED REDEMPTION: the Notes will be redeemed in one instalment on the Interest Payment Date falling on April 27, 2014.

          (b) MANDATORY REDEMPTION: the Notes will become immediately redeemable in full upon the occurrence of any of the following events (each a "MANDATORY REDEMPTION EVENT"):

               (i)  Change of Control;

               (ii) Issuer or the Company sells, transfers, conveys or otherwise disposes of all or substantially all of its assets.

          The Trustee shall not be responsible for ascertaining or monitoring whether or not a Mandatory Redemption Event has occurred and, unless and until it has actual knowledge to the contrary in writing, shall be entitled to assume that no such event has occurred.

          (c) OTHER REDEMPTION: The Issuer may not redeem the Notes otherwise than as provided in Sections 7(a) (SCHEDULED REDEMPTION) and (b) (MANDATORY REDEMPTION) above and as set forth in Section 5 of the Placement Agreement.

               For the avoidance of doubt, no Security Interests shall be released or otherwise waived as a result of any partial redemption or purchase in accordance with this Section 7 or
               Section 5 to the Placement Agreement and no discount shall be made on account of any early redemption.

               Notwithstanding anything herein or in any other Issue Document to the contrary, an early redemption may not occur during the period between the Record Date for any interest payment and the actual payment thereof.

          (d) PURCHASE: The Issuer may at any time purchase Notes in the open market or otherwise and at any price.

          (e) CANCELLATION: All Notes so redeemed or purchased by the Issuer or any Affiliate thereof shall be cancelled and may not be reissued or resold.

     8.   PAYMENTS

          (a) Payments due on account of the Notes (including, without limitation, principal and interest) shall be made by US dollar wire transfer to such account or accounts of each Noteholder as appears in the Register on the Record Date (as defined below).

               However, upon the registration of the Notes for trading on the TACT (and as long as the Notes are so registered) payments due on account of the Notes to Noteholders holding Note(s) through a nominee company (as opposed to holding them in certificate form and being registered in the Noteholder registry) shall be made by US dollar wire transfer according to the rules and regulations of the Tel Aviv Stock Exchange clearinghouse and payments due on account of the Notes to Noteholders holding Note(s) in certificate form and being registered in the Noteholder registry shall continue to be made as set forth in the first paragraph above.

          (b) PAYMENTS SUBJECT TO FISCAL LAWS: All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the State of Israel, but without prejudice to the provisions of Section 9 (TAXATION) hereof and
               Section 7 of the Placement Agreement. No banking commissions or expenses shall be charged to the Noteholders in respect of such payments.

          (c) RECORD DATE: Each payment in respect of a Note will be made to the Person shown as the Holder in the Register at the opening of business in the place of the Registrar's Specified Office on the twelfth day before the due date for such payment (the "RECORD DATE").

     9.   TAXATION

          Unless otherwise agreed:

          (a) WITHHOLDING TAX; if, at or prior to any interest payment in respect of the Notes, any Noteholder provides the Issuer with a certificate of exemption from the Israeli Tax Authority ("CERTIFICATE OF TAX EXEMPTION") which provides for (i) a complete exemption from withholding, then the Issuer shall pay the respective Noteholder the interest payment in its entirety and shall not deduct or withhold any amounts from such payment; or (ii) a reduced withholding rate in respect of the interest payment, then the Issuer shall deduct and withhold from such payment an amount which is equal to the amount which reflects the reduced withholding rate specified in the Certificate of Tax Exemption.

               If, at or prior to any interest payment in respect of the Notes, any Noteholder has not provided the Issuer with a Certificate of Tax Exemption, then the Issuer shall deduct and withhold from the interest payment the applicable amount required to be deducted and withheld pursuant to Israeli law.

               Without derogating from the generality of the above, the Issuer undertakes to comply with any reasonable conditions and instructions that may be required by the Israeli Tax Authority in the Certificate of Tax Exemption.

               Any amounts which the Issuer withholds under this Section 9 will be paid by the Issuer to the Israeli Tax Authority on behalf of each relevant Noteholder within the required time for such payment under any Applicable Law, and the Issuer will provide each relevant Noteholder with a valid certificate of payment to the Israeli Tax Authority. Subject to the foregoing, any such withheld amounts shall be treated for all purposes as having been paid to the Noteholder.

          (b) VALUE ADDED TAX: All amounts payable under the Notes or any other Issue Document do not include any Value Added Tax ("VAT") liability, and to the extent required to be paid, the VAT shall be added to any such amounts against receipt of a proper invoice issued by the recipient.

     10.  EVENTS OF DEFAULT

          If any of the following events occurs, then the Trustee (only if required by an Extraordinary Resolution or a Written Resolution of the Noteholders) or Noteholders comprising not less than 66.7% of the Principal Amount Outstanding may: (i) demand that all or part of the Notes, together with accrued interest and all other amounts accrued under the Issue Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or (ii) take any action to realise any Security Interest under the Debenture (PROVIDED that the realisation of any Security Interest in the Shares pledged under the Debenture shall be subject to Applicable Law) and/or to make any claim or take any action to enforce any of their rights under Applicable Law as the Trustee or such Noteholders may determine in their absolute discretion (including, without limitation, from and after the date the Shares pledged under the Debenture shall have been registered in the Company's shareholder registry in the name of the Security Trustee (subject to the receipt of the MOC Approval) take any action pursuant to the Escrow Agreement), all of the foregoing without further action or formality:

          (a) NON PAYMENT OF INTEREST/OTHER AMOUNTS: The Issuer does not pay on the due date any amount of interest or other amount (other than principal) payable on the Notes or under any other Issue Document at the place and in the currency in which it is expressed to be payable unless payment is made within seven days of its due date.

          (b) NON PAYMENT OF PRINCIPAL: The Issuer does not pay on the due date (whether at maturity, upon acceleration, redemption or otherwise) any amount of principal payable on the Notes at the place and in the currency in which it is expressed to be payable.

          (c)  INSOLVENCY OR BANKRUPTCY:

               (i) The Issuer or the Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under Applicable Law, suspends or threatens to suspend making payments on any of its debts; or

               (ii) a moratorium or a freeze proceeding is declared in respect of any indebtedness of the Issuer or the Company provided that the ending of the moratorium or a freeze proceeding will not remedy any Event of Default caused by such moratorium or freeze proceeding; or

               (iii) the Issuer or the Company (i) adopts a resolution for winding-up or dissolution, entry into receivership or administration, or (ii) an order of liquidation is issued in respect of the Issuer or the Company; or (iii) the Issuer or the Company enters into receivership.

          (d)  INSOLVENCY PROCEEDINGS:

               (i) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

                    (A) the suspension of payments, a moratorium or a freeze proceeding of any indebtedness, winding-up, dissolution (whether temporary or permanent), administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Issuer or the Company;

                    (B) a composition, compromise, assignment or arrangement with any creditor of the Issuer or the Company, other than any such arrangement entered into for the purpose of a solvent restructure or merger which (i) does not require the consent of any creditor including the Noteholders or (ii) if the consent of any such creditor is required, where such consent has been given by such relevant creditor and the Trustee (acting on the instructions of the Noteholders);

                    (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, custodian, trustee or other similar officer (each such appointment, whether temporary or permanent) in respect of the Issuer or the Company; or

                    (D) (i) any crystallisation or enforcement of any security, or placement of any attachment over assets of the Issuer or the Company with a value exceeding US$25,000,000 (or its equivalent in any other currency or currencies) which is not discharged, stayed or dismissed within 45 days of commencement; or (ii) placement of any attachment over the Shares pledged under the Debenture, which is not discharged, stayed or dismissed within 14 days, except for attachments placed solely as a result of or in connection with any obligations of the Noteholders.

               (ii) Paragraph (i)(A) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised.

          (e) BREACH OF COVENANTS: The Issuer does not comply with any of the covenants set out in the Issue Documents, which remains unremedied for 30 days after the Trustee has given written notice of such event or circumstance.

          (f) MOC APPROVAL: If the MOC Approval granted by the Israeli Minister of Communications as set forth in Section 4(o) (POST CLOSING COVENANT) shall be terminated, withdrawn, suspended, cancelled or revoked or does not remain in full force and effect, except if such is caused solely due to any action taken or omitted to be taken by the Security Trustee.

          (g)  UNLAWFULNESS AND INVALIDITY:

               (i) It is or becomes unlawful for the Issuer to perform any of its obligations (i) under the Issue Documents which is material in the context of the Notes or (ii) under the Debenture; or

               (ii) any obligation or obligations of the Issuer under the Issue
                    Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Noteholders; or

               (iii) the Debenture ceases to be legal, valid, binding,
                     enforceable or effective or is alleged by the Issuer to be ineffective.

          (h)  CROSS DEFAULT

               (i) Any Indebtedness in an aggregate amount of at least US$25,000,000 (or its equivalent in any other currency or currencies) of the Issuer or the Company is not paid when due or after the expiration of any applicable grace period; or

               (ii) any default or event of default (other than if caused solely by virtue of non-payment) shall have occurred under any documentation pertaining to any Indebtedness in an aggregate amount of at least US$25,000,000 (or its equivalent in any other currency or currencies) of the Issuer or in an aggregate amount of at least US$50,000,000 (or its equivalent in any other currency or currencies) of the Company; PROVIDED that any applicable grace periods under such documentation shall have elapsed, and so long as such default and event of default shall not have been waived or cured.

          (i) SHARE DELISTING: If the Shares cease to be listed for trading on both the Tel-Aviv Stock Exchange and NASDAQ or if the Company files any application for the delisting of the Shares from both the Tel-Aviv Stock Exchange and NASDAQ.

          (j)  MATERIAL ADVERSE EFFECT: a Material Adverse Effect has occurred.

          (k) INACCURACY OF REPRESENTATION: Any representation and warranty by the Issuer in the Issue Documents is or proves to be untrue or incorrect; provided that the Trustee or Noteholders comprising of not less then 66.7% of the Principal Amount Outstanding reasonably determine that such event may adversely affect the rights of the Noteholders in a material respect.

          (l) LICENCES: If any Licence is surrendered, terminated, withdrawn, suspended for at least seven consecutive days, cancelled or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by a licence(s) or Authorisation, as applicable having substantially equivalent effect) or if any event occurs which is reasonably likely to give rise to the revocation, termination, cancellation or suspension for at least seven consecutive days of any Licence (without replacement) in such circumstance where the Issuer is unable to demonstrate to the reasonable satisfaction of the Trustee and the Noteholders within 7 days of such event occurring that such termination, suspension or revocation will not occur; PROVIDED that the foregoing shall only apply to such Licence or Licences which, individually or collectively, accounted for at least 5% of the gross revenues of the Company in the preceding four fiscal quarters.

          (m) NO TRADING IN COMPANY SECURITIES: In the event that with respect to any Shares or other securities convertible into Shares of the Company which are traded on a stock exchange, there is no trading in such Shares or other securities convertible into Shares which are traded on a stock exchange for a consecutive period of (i) 14 days or more on which trading is conducted on such stock exchange if trading continues on at least one other Exchange; or (ii) 7 days or more on which trading is conducted on such stock exchange if no trading is conducted on any Exchange.

          (n) NO TRADING IN ISSUER SECURITIES: In the event that with respect to any equity interests or other securities convertible into equity interests of the Issuer which are traded on a stock exchange, there is no trading in such equity interests or other securities convertible into equity interests which are traded on a stock exchange for a consecutive period of 14 days or more on which trading is conducted on such stock exchange.

          (o)  NON-COMPLIANCE WITH ANY SECURITIES AUTHORITY OR STOCK EXCHANGE:
               In the event that the Issuer or the Company breaches or fails to comply with any undertakings or obligations entered into by it, or imposed on it, in favour of any securities authority or stock exchange in any country or state in which share, securities or debentures of the Company or the Issuer are traded or fails to comply with any rules, regulations or other law of any such securities authority or stock exchange, except that and as long as such securities authority or stock exchange, as applicable, gave the Issuer or the Company, as applicable, an extension for curing such breach or failure - and such breach or failure is not amended within the extension period given; provided that the Trustee or Noteholders comprising of not less then 66.7% of the Principal Amount Outstanding reasonably determine that such event may adversely affect the rights of the Noteholders in a material respect.

          (p) NON COMPLIANCE WITH CERTAIN COVENANTS: In the event of non compliance with, or breach of any of the covenants set forth in Sections 4(a) (NEGATIVE PLEDGE), 4(e) (MERGER), 4(i) (LIMITATIONS ON INDEBTEDNESS), 4(j) (LISTING), 4(k) (ADDITIONAL COLLATERAL), 4(n) (UNRESTRICTED SHARES), 4(o) (POST CLOSING COVENANT), 4(q) (VOTING COVENANT)or 4(r) (SHARE SUBSTITUTION).

               For the avoidance of any doubt, and solely in respect of Section 4(o) (POST CLOSING COVENANT), it is hereby made clear that if the MOC Approval is not granted in accordance with Section 4(o) for any reason whatsoever (including, without limitation, the non approval of a proposed resolution by the meeting of the Company's shareholders), then such result shall not constitute an Event of Default under the Conditions or any other Issue Document, provided that the Issuer shall have complied with any and all of its obligations pursuant to Section 4(o) (including, without limitations, its obligation to convene a shareholders meeting of the Company and vote by virtue of all Shares owned by it at that time in favour of any required resolution).

          (q) DILUTION OF SHARES AND OTHER EQUITY INTERESTS: In the event that the Company shall issue any Shares or other equity interests in the Company or securities convertible into Shares or into such other equity interests in the Company to any Interested Party except for bonus shares.

          (r) NO LISTING OF NOTES: In the event that (x) the Issuer does not submit all necessary applications and documents required for the Notes to be registered for trading on the TACT (Tel-Aviv Continuous Trading) Institutional Board of the Tel Aviv Stock Exchange ("TACT") within seven (7) Business Days following the Purchase Date, or (y) the Issuer does not utilize its best efforts to cause the registration of the Notes for trading on the TACT within 30 days following the Purchase Date.

     11.  CURRENCY

          (a) Amounts payable in respect of costs, expenses and taxes are payable in the currency in which they are incurred.

          (b) All other amounts payable under the Notes shall be paid in US dollars.

          (c) To the extent any amount is paid or received by the Noteholders or the Trustee in a currency other than US dollars, then such recipient shall apply the amount received by it in or towards the purchase of US dollars at the rate and upon such other terms (including fees and commissions) offered to it by any bank or other financial institution determined by it. Only the amount of US dollars actually received by the Noteholders or the Trustee, as applicable, following conversion and net of all costs and expenses associated with such conversion shall be deemed the amount paid or received by the Noteholders or the Trustee, as applicable.

     12.  ENFORCEMENT

          (a) The Trustee may at any time, at its discretion and without further notice, or immediately at the request of Noteholder/s holding the Relevant Fraction pursuant to an Extraordinary Resolution or a Written Resolution, institute such proceedings against the Issuer as it or they may think fit to recover any amounts due in respect of the Notes which are unpaid or to enforce any of the rights under this Trust Deed and/or the other Issue Documents, including, without limitation, any and all actions upon the occurrence of a Default or an Event of Default, but it may elect not to take any such proceedings or actions unless it shall have been so directed by Noteholder/s holding the Relevant Fraction (it being clarified that the realisation of the Shares pledged under the Debenture shall be subject to the limitations set forth in Section 7 of the Debenture).

          (b) Upon the Trustee first becoming aware of the occurrence of a Default or an Event of Default (as the case may be), the Trustee shall
          (i) promptly give written notice to the Company pursuant to Section 3 of the Letter of Irrevocable Instructions (as defined in the Trust
          Deed) to transfer all Distributions by Virtue of the Shares to the HSBC Account (as such terms are defined in the Letter of Irrevocable Instructions); and (ii) from and after the date the Shares pledged under the Debenture shall be registered in the Company's shareholders registry in the name of the Security Trustee (subject to the prior receipt of the MOC Approval), promptly give written notice(s) to the Security Trustee as set forth in Sections 4(i) and (ii) of the Escrow Agreement (as applicable), in each case, unless otherwise instructed by an Extraordinary Resolution or a Written Resolution of the Noteholders. It is hereby agreed that the foregoing shall apply, MUTATIS MUTANDIS, in relation to any additional letters of irrevocable instructions given in respect of any Additional Shares and bonus shares. For the avoidance of doubt, the provisions of this Section 12(b) are in addition to the provisions of Sections 10 and 12(a) above.

     13.  NOTICES

          Every notice or other communication sent to the Noteholders delivered in person or by courier service shall be deemed to have been given upon delivery to the address of each Noteholder as it appears in the Register, those given by facsimile transmission (to the extent a facsimile number was provided by such Noteholder and appears in the Register) shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) to the address of each Noteholder as it appears in the Register shall be deemed given five (5) Business Days after posting. All notices shall be made in English.

          However, upon registration of the Notes for trading on the TACT, notices to Noteholders holding Note(s) through a nominee company (as opposed to holding them in certificate form and being registered in the Noteholder registry) shall be given by electronic means through the Tel-Aviv Stock Exchange electronic reporting system (MAYA) and notices to Noteholders holding Note(s) in certificate form and being registered in the Noteholder registry shall continue to be given as set forth in the first paragraph above.

     14.  GOVERNING LAW AND JURISDICTION

          (a) GOVERNING LAW: The Trust Deed, the Notes and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of the State of Israel, without regard to conflict of law principles thereof.

          (b) JURISDICTION: The competent courts of Tel Aviv - Jaffa have exclusive jurisdiction to settle any dispute (a "DISPUTE"), arising from or connected with the Trust Deed or the Notes (including a dispute regarding the existence, validity or termination of this Trust Deed or Notes) or the consequences of their nullity.

     15.  NO SET OFF OR COUNTERCLAIM

          All payments made by the Issuer under the Issue Documents shall be calculated without reference to any setoff or counterclaim and shall be made free and clear without any deduction for or on account of any setoff or counterclaim.

     16.  LANGUAGE

          It is acknowledged and agreed that English shall be the governing language in the Issue Documents, irrespective of any translations, whether official or unofficial, into any other language.